2nd Floor, Nurses House, PC 43, Churchgate Street,
(formerly Afribank Street) Victoria Island, Lagos.
0803 333 8600, 0809 833 8600.
E-mail: olayinka_oyebola@hotmail.com
yinka@olayinkaoyebolaandco.com
www.olayinkaoyebolaandco.com

OLAYINKA OYEBOLA & CO.
Chartered Accountants

# CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

**To the Board of Directors**

**Loyal Source Market Services Inc:**

We consent to the inclusion in the foregoing Registration Statement on Form S-1, as amended, of our report dated March 1, 2018, relating to our audit of the balance sheet of Loyal Source Market Services Inc as of January 31, 2018, and the related statement of operations, Stockholders' equity and cash flows for the years ended January 31, 2018 and 2017.

We also consent to the reference to us under the caption"Experts" in the Registration Statement.

Olayinka Oyebola & Co.

Lagos, Nigeria

March 1, 2018